Exhibit 3.1

RESTATED

ARTICLES OF INCORPORATION

OF

UQM TECHNOLOGIES, INC.

(as further amended September 24, 2015)

The undersigned corporation, incorporated December 7, 1967 under the laws of Colorado, hereby adopts the following restated articles of incorporation and certifies that such restated articles of incorporation only restate and integrate and do not further amend the provisions of the corporation’s articles of incorporation as heretofore amended or supplemented, that there is no discrepancy between such articles of incorporation with such amendments or supplements and the provisions of the restated articles, and that the restated articles of incorporation supersede the original articles of incorporation and all amendments and supplements thereto:

ARTICLE I

Name

The name of the corporation is UQM Technologies, Inc.

ARTICLE II

The corporation shall have perpetual existence.

ARTICLE III

The nature of the business of the corporation and the objects and purposes to be transacted, promoted and carried on by it are:

1. To own, design, manufacture and distribute fiberglass and fiberglass products and all related and non-related businesses; to buy, sell, lease, or otherwise dispose of, and to operate, conduct, furnish, equip and manage factories, wholesale and retail outlets, and generally to do and perform everything necessary for carrying out the aforesaid purposes.

2. To locate, purchase, lease or otherwise acquire patents and lands believed to be valuable for carrying out the foregoing purposes, and to acquire leasehold, or other interest therein, and to develop and operate same; also to purchase, lease, build, construct, remodel and operate manufacturing plants, distribution plants, retail and wholesale outlets, storage and warehouse facilities, and any and all other buildings, structures and works necessary or useful in carrying on all or any part of the business of the corporation; and to acquire, own, hold, use and operate any other kind of real property deemed necessary in and about its business.

3. To purchase or otherwise acquire, own, hold, maintain and use any and all machinery, equipment, appliances, tools, automotive equipment, automobiles, trucks and transportation facilities, as may be deemed necessary or useful in carrying on the business of the corporation, or any part thereof.

4. To make and enter into contracts with other persons, firms, associations or corporations, or with any state, government or agency thereof, for any and all lawful purposes, in carrying on all or any part of the business of the corporation.

5. To borrow money and to make, issue, negotiate and deliver its promissory notes, debentures, bonds and other securities or evidence of indebtedness, and to secure payment thereof by mortgage, pledge, or other encumbrance upon all or any part of its property and assets.

6. To purchase or otherwise acquire the properties and assets of any other person, firm or corporation and the business and goodwill thereof, when such acquisition is deemed advisable, and to pay therefor in cash, or its stock, notes, debentures or bonds; and in any such transaction to assume and undertake or guarantee payment of any part or all of the indebtedness or other obligation of the person, firm or corporation whose properties and business are so acquired.

7. To purchase or otherwise acquire, and to invest in, hold, own and dispose of, the stock, bonds, notes, debentures and other obligations or securities issued by any person, firm, association or corporation, and the bonds or other evidences of the obligations of any government, state, territory or province, or of any city, county or other governmental subdivision thereof; and to guarantee payment of dividends on, or of the principal of or interest on, any stocks, bonds, notes, debentures or other securities or obligations of any person, firm, association or corporation in which this corporation has an interest as stockholder, creditor or otherwise.

8. To purchase or otherwise acquire shares of its own capital stock, and to hold, sell, exchange, pledge or otherwise dispose of or retire the same; provided that this corporation shall not use any of its funds or property for the purpose of its own shares when such use would cause any impairment of the capital of this corporation, and provided, that the shares of its own stock belonging to this corporation shall not be voted directly or indirectly while so owned.

9. To apply for, register and obtain patents, trademarks, trade names and copyrights and to purchase or otherwise acquire rights and licenses under patents owned or held by others; and to grant licenses under, or to sell or otherwise dispose of, patents and patent rights, trademarks or trade names obtained by this corporation.

10. To carry on any other lawful business which may be deemed related or tributary to the business of this corporation.

11. To conduct business and to have offices and places of business, and to acquire, own and dispose of property of all kinds in the State of Colorado and in other states and territories, districts, dependencies or colonies of the United States, and in any foreign country, subject to compliance with the laws thereof; and generally to have and exercise all the powers now or hereafter conferred by the general corporation laws of the State of Colorado whether or not herein specifically mentioned.

The foregoing clauses shall be construed as both objects and powers, and the foregoing enumeration of powers shall not be deemed to limit or restrict in any manner the general powers of this corporation; and the purposes, objects and powers specified in each of the paragraphs of this Article III shall not be limited or restricted by reference to or inference from the terms of any other paragraph, but each shall be regarded as independent objects and purposes.

ARTICLE IV

The authorized capital stock of the corporation is 75,000,000 shares of common stock with a par value of $.01 per share.  The capital stock, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of the corporation.

Any stock of the corporation may be issued for money, property, services rendered, labor done, cash advances for the company, or for any other assets of value in accordance with the action of the Board of Directors, whose judgment as to value received in return therefor shall be conclusive and said stock when issued shall be fully paid and non-assessable.

ARTICLE V

Cumulative voting in the election of directors shall not be permitted.

ARTICLE VI

The governing Board of this corporation shall be known as Directors, and the number of Directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of this Corporation, provided that the number of Directors shall not be reduced to less than three (3).

In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

To manage and govern the corporation by majority vote of members present at any regular or special meeting at which such a quorum shall be present.

To make, alter or amend the By-Laws of the corporation at any regular or special meeting.

To fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and cause to be executed mortgages and liens upon the real and personal property of this corporation.

To designate one or more committees, each committee to consist of two or more of the Directors of the corporation, which, to the extent provided in the Resolution or in the By-Laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation.  Such committee or committees shall have such name or names as may be stated in the By-Laws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

To provide for and carry into execution without action by the stockholders a plan for any and all of the following purposes:

1. The issue and sale, or purchase and sale, of its capital stock whether authorized or hereafter authorized, to any of its employees, including officers and directors and those actively engaged in the conduct of the business of such corporation or of any subsidiary thereof, or of any corporation or association in which, or in the welfare of which, such corporation shall have an interest or to a trustee for their benefit, upon such terms and conditions as may be determined by the Board of Directors and incorporated in such plan, including, but without limiting the generality of the foregoing, the payment for such stock in installments or at one time, with or without the right to vote thereon pending payment therefore in full, and for aiding or assisting any such employees and said other persons in paying for such stock by contributions, compensations for services, or otherwise.

2. The participation by all or any of its employees, including officers and directors and those actively engaged in the conduct of its business, in the profits of the corporate enterprise or of any branch or division thereof, or in any plan for pension or retirement privileges, wholly or in part at the expense of such corporation, on such terms and conditions as may be determined by the Board of Directors and incorporated in such plan.

3. The furnishing to all or any of its employees, including officers and directors and those actively engaged in the conduct of its business, wholly or in part at the expense of such corporation, of medical service, life, disability, or unemployment insurance, education, housing, social and recreation service or other similar aids and services on such terms and conditions as may be determined by the Board of Directors.

If any such plan is financed in part at the expense of any employee or other said persons, then, such employee or other persons shall have the right to elect whether or not to become a member of such plan and all sums expended by the corporation in the formulation, adoption and carrying out of any such plan or plans pursuant to subparagraphs 1, 2 or 3 above, shall be regarded as part of the corporation’s legitimate expenses.

The Board of Directors shall have the power and authority to sell, lease or exchange in part, and less than all, the property and assets of the corporation upon such terms and conditions as the Board of Directors deem expedient and for the best interests of the corporation without vote or consent of the stockholders.

The Board of Directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the corporation, including its goodwill and its corporate franchises, upon such terms and conditions as its Board of Directors deem expedient and for the best interests of the corporation, provided such sale shall be authorized or ratified by the affirmative vote of stockholders holding stock entitling them to exercise at least two-thirds of the voting power at a stockholders’ meeting called for that purpose, or when authorized or ratified by the written consent of the holders of at least two-thirds of the voting stock issued and outstanding.

The Board of Directors may adopt such By-Laws as they deem advisable to indemnify officers and directors of the corporation to the extent permitted by the Colorado Statutes.

ARTICLE VII

Meetings of stockholders may be held at such time and place as the By-Laws shall provide.  At all meetings of shareholders, one-third (1/3) of all shares entitled to vote shall constitute a quorum.

ARTICLE VIII

No stockholder in the corporation shall have the preemptive right to subscribe to any or all additional issues of stock and/or other securities of any or all classes of this corporation or securities convertible into stock or carrying stock purchase warrants, options or privileges.

ARTICLE IX

To the fullest extent permitted by the Colorado Corporation Code, as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.  Any repeal or modification of this Article by the shareholders of the corporation shall be prospective only and shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.